LOAN AGREEMENT

October 3, 2022

Richard N. Jeffs (the “Lender”) of 11750 Fairtide Road, Ladysmith, BC V9G 1K5, advanced USD$19,000 (the “Principal Sum”) to Cell MedX (Canada) Corp. (the “Borrower”) of 820 - 1130 Pender Street West. Vancouver, BC V6E 4A4. The Lender advanced the funds on October 3, 2022. As per request of the Borrower, the Lender transferred the Principal Sum into the account of Cell MedX Corp., the Borrower’s parent corporation with an address at 123 W. Nye Ln, Suite 446, Carson City, NV 89706.

The Borrower agrees to repay the Principal Sum on demand, together with interest calculated and compounded monthly at the rate of 6% per year (the “Interest”) calculated from October 3, 2022 (the “Effective Date”). The Borrower is liable for repayment of the Principal Sum, accrued Interest, and any additional costs that the Lender incurs in trying to collect the amount owed to him under the terms of this Loan Agreement.

As collateral for repayment of Principal Sum and the Interest, the Borrower agrees that, upon a default of any payment of the amount owed, the Lender will have full right and title of ownership to the Borrower’s intellectual property being eBalance (microcurrent) Technology, and any and all products developed by the Borrower that are based on the said eBalance (microcurrent) Technology, as well as all eBalance trademarks and certifications the Borrower has acquired.

The Borrower will evidence the debt and its repayment of the Principal Sum and the Interest with a promissory note in the attached form.

LENDER	BORROWER
Richard N. Jeffs	Cell MedX (Canada) Corp.

Per:	Per:

/s/ Richard N. Jeffs	/s/ Yanika Silina
Richard N. Jeffs	Yanika Silina, Director

PROMISSORY NOTE

Principal Amount: USD$19,000	October 3, 2022

FOR VALUE RECEIVED Cell MedX (Canada) Corp., (the “Borrower”) promises to pay on demand to the order of Richard N. Jeffs (the “Lender”) the sum of $19,000 lawful money of the United States of America (the “Principal Sum”) together with the Interest accrued on the Principal Sum calculated from October 3, 2022 (“Effective Date”) both before and after maturity, default and judgment at the Interest Rate as defined below.

For the purposes of this promissory note, Interest Rate means 6 per cent per year. Interest at the Interest Rate must be calculated and compounded monthly not in advance from and including the Effective Date (for an effective rate of 6.2% per annum calculated monthly), and is payable together with the Principal Sum when the Principal Sum is repaid.

The Borrower acknowledges that, at the Borrower’s request, the Lender transferred the Principal Sum  to Cell MedX Corp., the Borrower’s parent corporation.

As collateral for repayment of Principal Sum and the Interest, the Borrower agrees that, upon a default of any payment of the amount owed, the Lender will have full right and title of ownership to the Borrower’s intellectual property being eBalance (microcurrent) Technology, and any and all products developed by the Borrower that are based on the said eBalance (microcurrent) Technology, as well as all eBalance trademarks and certifications the Borrower has acquired.

The Borrower may repay the Principal Sum, and the Interest in whole or in part at any time.

The Borrower waives presentment, protest, notice of protest and notice of dishonor of this promissory note.

BORROWER

Cell MedX (Canada) Corp.

Per:

/s/ Yanika Silina

Yanika Silina, Director